Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WESTERN DIGITAL CORPORATION

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

Western Digital Corporation, a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is Western Digital Corporation.

SECOND: Article IV of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

“ARTICLE IV

AUTHORIZED CAPITAL STOCK

This corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, “Preferred Stock” and “Common Stock”; the total number of shares which this corporation shall have authority to issue is Seven Hundred Fifty-Five Million (755,000,000); the total number of shares of Preferred Stock shall be Five Million (5,000,000) and each such share shall have a par value of one cent ($0.01); and the total number of shares of Common Stock shall be Seven Hundred Fifty Million (750,000,000) and each such share shall have a par value of one cent ($0.01).

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation the dividend rate, conversion rights, redemption price and liquidation preference, of any series of shares of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.”

State of Delaware Secretary of State Division of Corporations Delivered 09:46 AM 05/13/2024 FILED 09:46 AM 05/13/2024 SR 2024053913 - File Number 3308006

THIRD: Article VII of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

“ARTICLE VII

LIMITATION OF DIRECTOR AND OFFICER LIABILITY

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director or officer of this corporation shall not be personally liable to this corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer. No amendment to, or modification or repeal of, this Article VII shall adversely affect any right or protection of a director or officer of this corporation existing hereunder with respect to any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article VII, would accrue or arise, prior to such amendment, modification or repeal. If the General Corporation Law of the State of Delaware is amended after this Amended and Restated Certificate of Incorporation is filed with the Secretary of the State of Delaware to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. All references in this Article VII to an “officer” shall mean only a person who, at the time of an act or omission as to which liability is asserted, falls within the meaning of the term “officer,” as defined in Section 102(b)(7) of the General Corporation Law of the State of Delaware.”

FOURTH: Pursuant to resolutions adopted at a meeting of the Board of Directors of the Corporation approving the proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring the amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof, the special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

FIFTH: The foregoing amendments were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Western Digital Corporation has caused this Certificate to be duly executed in its corporate name this 13th day of May, 2024.

WESTERN DIGITAL CORPORATION

By:	/s/ Cynthia Tregillis
Name:	Cynthia Tregillis
Title:	Senior Vice President, Chief Legal Officer and Secretary

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